Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2011, with respect to the consolidated financial statements and schedules included in the Annual Report of Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) and Subsidiaries on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) and Subsidiaries on Form S-3 (File No. 333-158769, effective June 29, 2009) and on Form S-8 (File No. 333-144148, effective June 28, 2007).

/s/ GRANT THORNTON LLP

Edison, New Jersey

March 11, 2011